Exhibit 23.3
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed by Electric City Corp. (the “Company”) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 25, 2005 on our audit of the consolidated financial statements of Maximum Performance Group, Inc. as of December 31, 2004 and 2003, and for the years then ended, appearing in the Company’s Report on Form 8-K/A dated May 3, 2005 and filed on July 15, 2005 with the Securities and Exchange Commission.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus.
/s/ Marcum & Kliegman LLP
Marcum & Kliegman llp
Melville, NY
July 5, 2006